EXHIBIT 2

10B5-1 TRADING PLAN

TRADING PLAN

This Trading Plan, dated September 18, 2003, between Nicola Chu Ming Nga (the “Seller”) and Redwine & Company, Inc. (the “Broker”).

WHEREAS, the Seller desires to establish this Trading Plan to sell a certain amount of chinadotcom corporation’s Class A Common Stock, par value $0.00025 per share; and

WHEREAS, the Seller desires to engage Broker to effect sales of shares of the Common Stock in accordance with the Trading Plan;

NOW, THEREFORE, the Seller and Broker hereby agree as follows:

1.	Trading Requirements (Amount/Price/Date).

Broker shall effect a sale (each a “Sale”) of 18,000 shares of Common Stock on the first Thursday of every week in which the Common Stock is trading on the Nasdaq National Market at a price of not less than $9.50 per share.

2.	Effective Date/Termination.

This Trading Plan shall become effective on September 18, 2003 and shall terminate upon:

(a) 378,900 shares of the Seller’s Common Stock have been sold pursuant to this Trading Plan;

(b) the death of the Seller;

(c) if at any time any trade contemplated hereunder shall result in a violation or adverse consequence under the applicable securities laws; and

(d) if the Issuer engages in an underwritten offering of its securities pursuant to the Securities Act of 1933 and the lead underwriter of such offering requires that the Issuer’s directors and executive officers enter into a market stand-off agreement.

3.	Modifications.

This Trading Plan may be modified by the Seller provided that such modification is in writing, made in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and pre-cleared or acknowledged by the Issuer’s designated legal officer.

4.	Market Disruption or other Disruption.

Seller understands that Broker may not be able to affect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or to the relevant market. If any Sale cannot be executed as required by paragraph 1 above due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker shall effect such Sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event, provided, that, the Sale complies with the Trading Requirements as provided in paragraph 1 above.

5.	Seller Representations and Warranties.

Seller represents and warrants that:

(a) Seller is not aware at the time of his or her execution hereof of material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Common Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

(b) Seller is currently able to sell shares of Common Stock in accordance with the Issuer’s insider trading policies and Seller has obtained the written approval of the Issuer to enter into this Trading Plan.1

6.	Compliance with the Securities Laws.

(a) It is the intent of the parties that this Trading Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Trading Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(b) Broker agrees to conduct all Sales in accordance with the manner of sale requirement of Rule 144 under the Act, and in no event shall Broker effect any sale if such Sale would exceed the then applicable volume limitation under Rule 144, assuming Broker’s Sales under this Trading Plan are the only sales subject to that limitation. Seller agrees not to take, and agrees to cause any person or entity with which he or she would be required to aggregate sales of Common Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144. Seller will be responsible for making all required Form 144 filings. The seller will provide copies of all filings to the Broker prior to the implementation of the Trading Plan.

(c) Seller agrees to make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

7.	Governing Law.

This Trading Plan shall be governed by and construed in accordance with the laws of the United States of America.

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

/s/ Nicola Chu Ming Nga

Nicola Chu Ming Nga

/s/ J. Craighill Redwine, Sr.

J. Craighill Redwine, Sr. Redwine & Company, Inc.

Acknowledged:

chinadotcom corporation

By	/s/ Steven Chan

Name:	Steven Chan
Title:	Director, Legal Company Sercretary

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